Exhibit 10.1
AMENDMENT
to
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is dated as of October 20, 2010, to become effective November 15, 2010, by and between QLogic Corporation, a Delaware corporation (the “Company”), and Simon Biddiscombe (the “Executive”).
     WHEREAS, the Executive and the Company are parties to that certain Change in Control Severance Agreement, dated as of December 19, 2008 (the “Agreement”); and
     WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein.
     NOW, THEREFORE, the parties agree as follows:
     1. Section 3.3(a) of the Agreement is hereby amended and restated to read in its entirety as follows:
“The Company will pay to the Executive an amount equal to two (2) times the sum of (i) the Executive’s Base Salary, and (ii) the Executive’s Annual Bonus. For purposes of this Section 3.3(a), the Executive’s “Base Salary” shall be deemed to be the Executive’s highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Executive’s Severance Date, and the Executive’s “Annual Bonus” shall be the greater of (x) the Executive’s maximum Annual Bonus opportunity for the fiscal year in which the Executive’s Severance Date occurs, and (y) the highest aggregate bonus(es) paid by the Company to the Executive for any one of the three (3) full fiscal years of the Company immediately preceding the Executive’s Severance Date. Notwithstanding the foregoing provisions, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then in effect than the amount determined under the first sentence of this Section 3.3(a), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 3.3(a).”
     2. Exhibit B of the Agreement is hereby amended and restated to read in its entirety as follows:
“EXHIBIT B
SECTION 280G PROVISIONS
1.1	Limitation on Payments. If upon or following a Change of Control the tax imposed by Section 4999 of the Code, or any similar or successor tax, (the “Excise Tax”) would

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apply absent this Section 1.1, because of the Change of Control, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s equity incentive plans or agreements (collectively, the “Total Payments”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Total Payments.

1.2	Determination. Any determination required under this section shall be made in writing by PwC (or another national public accounting firm mutually acceptable to the parties) (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.”
     3. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
     4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

QLOGIC CORPORATION.
By:	/s/ Michael L. Hawkins
Michael L. Hawkins,
Vice President and General Counsel

EXECUTIVE
/s/ Simon Biddiscombe
Simon Biddiscombe

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